Filed Pursuant to Rule 433
Registration No. 333-84931

Term Sheet
October 30, 2006

BORGWARNER INC.
5.750% SENIOR NOTES DUE NOVEMBER 1, 2016

ISSUER:	BorgWarner Inc.
TITLE OF SECURITIES:	5.750% Senior Notes due November 1, 2016
RATINGS*:	A- (S&P); Baa2 (Moody’s)
TRADE DATE:	October 30, 2006
SETTLEMENT DATE (T+2):	November 1, 2006
MATURITY DATE:	November 1, 2016
AGGREGATE PRINCIPAL AMOUNT OFFERED:	$150,000,000
PRICE TO PUBLIC (ISSUE PRICE):	99.348%
BENCHMARK:	4.875% US Treasury Notes due August 15, 2016
BENCHMARK TREASURY YIELD:	4.677%
SPREAD TO TREASURY:	116 basis points
INTEREST RATE:	5.750% per annum
INTEREST PAYMENT DATES:	Semi-annually on each May 1 and November 1, commencing on May 1, 2007
DENOMINATIONS:	$1,000 by $1,000
OPTIONAL REDEMPTION:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 25 basis points
LEAD MANAGER:	Morgan Stanley & Co. Incorporated
CO-MANAGERS:	Banc of America Securities LLC, Calyon Securities (USA) Inc., and J.P. Morgan Securities Inc.
CUSIP:	099724 AE 6

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

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